Exhibit 99.1

Nautilus, Inc. Announces Results for First Quarter 2008

$8 Million Settlement to be Paid in Connection with Cancellation of Land America Contract

Authorizes $10 Million Share Repurchase Program

VANCOUVER, WA—May 5, 2008 — Fitness company Nautilus, Inc. (NYSE:NLS - News) today announced unaudited results for the three months ended March 31, 2008.

Loss from continuing operations for the quarter, including pretax charges of $8.0 million (18 cents per diluted share after-tax) in connection with the cancellation of the agreement to purchase Land America Health & Fitness Co., Ltd., and $2.4 million (6 cents per diluted share after-tax) for costs associated with the departure in March of the Company’s former CEO, was $6.9 million or $0.22 per diluted share compared to a net loss from continuing operations of $0.01 million or $0.00 per diluted share for the first quarter 2007. Net sales from continuing operations for the three months ended March 31, 2008, were $129.6 million compared to $137.0 million for the corresponding period last year. Results from continuing operations exclude the Company’s apparel business, which is considered a discontinued operation and was sold on April 18, 2008 for $69.4 million.

Net sales declines averaging 7% in each of the Company’s Domestic Fitness Equipment business channels were partially offset by a 6% increase in net sales in the Company’s International business which was primarily driven by currency in the first quarter of 2008.

Net loss (including the Company’s former apparel business) for the first quarter 2008 was $6.4 million, or $0.20 per diluted share, compared to net income of $2.5 million, or $0.08 per diluted share for the first quarter of 2007.

The Company announced that it entered into an agreement to pay $8.0 million to a major supplier, Land America, to settle all claims from the previously announced termination of the agreement to purchase its China-based manufacturing assets. The settlement is expected to be paid in cash in the second quarter of 2008. Separately, the Company extended its supply agreement with Land America by one year to December 31, 2010.

The Company’s Board of Directors has authorized a share repurchase program for the purchase of up to $10 million of the Company’s common stock. Under the authorization, the Company may purchase shares from time to time in the open market or in privately negotiated transactions in compliance with the applicable rules and regulations of the Securities and Exchange Commission. However, the timing and amount of such purchases, if any, would be at the discretion of management, and would depend on market conditions and other considerations.

Edward Bramson, Chairman and Chief Executive Officer of Nautilus, Inc. stated, “Management is conducting a thorough review of each business unit with particular focus on operating effectiveness and costs, market positioning and product innovation. We expect to communicate the results of the review and plans for improvement during the third quarter. The strengthening of our balance sheet from the sale of Pearl iZumi has enabled us to fund the share repurchase announced today.”

Conference Call

The conference call is scheduled for 4:30 p.m. EDT (1:30 p.m. PDT), May 5, 2008. It will be broadcast live over the Internet hosted at www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call (800) 745-9830 in North America and (212) 231-2901 from outside North America. Participants from the Company will be Edward Bramson, Chairman and Chief Executive Officer and Bill Meadowcroft, Chief Financial Officer.

A telephonic playback will be available from 4:00 p.m. PDT, May 5, through 4:00 p.m. PDT, May 19, 2008. North American callers can dial (800) 633-8284, and international callers can dial (402) 977-9140 to hear the playback. The passcode is 21381192.

About Nautilus, Inc.

Headquartered in Vancouver, Wash., Nautilus, Inc. (NYSE:NLS - News) is a global fitness products company providing innovative, quality solutions to help people achieve a healthy lifestyle. With a brand portfolio including Nautilus®, Bowflex®, Schwinn®Fitness, StairMaster® and Universal®, Nautilus manufactures and markets innovative fitness products through direct, commercial, retail, and international channels. Formed in 1986, the company had 2007 sales of $502 million. It has 1,200 employees and operations in Washington, Oregon, Colorado, Oklahoma, Illinois, Virginia, Canada, Switzerland, Germany, United Kingdom, Italy, China, Australia, and other locations around the world. Website: www.nautilusinc.com

Safe Harbor Statement:

This press release includes forward-looking statements, including statements concerning estimated future profitability and operational improvement. Factors that could cause Nautilus, Inc. actual results to differ materially from these forward-looking statements include availability of media time and fluctuating advertising rates, manufacturing quality issues resulting in increased warranty costs, a decline in consumer spending due to unfavorable economic conditions, its ability to effectively develop, market, and sell future products, its ability to get foreign-sourced product through customs in a timely manner, its ability to effectively identify, negotiate and integrate any future strategic acquisitions, its ability to protect its intellectual property, introduction of lower-priced competing products, unpredictable events and circumstances relating to international operations including its use of foreign manufacturers, government regulatory action, and general economic conditions. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

NAUTILUS, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	March 31, 2008	December 31, 2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$10,254	$7,911
Trade receivables (net of allowance for doubtful accounts of $4,112 and $4,490 at March 31, 2008 and December 31, 2007, respectively)	74,416	88,311
Inventories, net	66,018	58,910
Prepaid expenses and other current assets	8,903	13,759
Income taxes receivable	8,802	11,382
Assets of discontinued operations	79,249	73,771
Assets held for sale	1,677	1,677
Short-term note receivable	—	2,384
Deferred tax assets	8,086	18,615

Total current assets	257,405	276,720
PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation of $61,548 and $59,673 on March 31, 2008 and December 31, 2007, respectively	41,420	42,291
GOODWILL	32,622	32,743
INTANGIBLE AND OTHER ASSETS, net	50,928	39,086

TOTAL ASSETS	$382,375	$390,840

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade payables	$47,595	$43,993
Accrued liabilities	44,959	37,318
Short-term borrowings	63,155	79,000
Income taxes payable	311	283
Customer deposits	3,381	2,925
Liabilities of discontinued operations	16,750	15,867

Total current liabilities	176,151	179,386
NON-CURRENT LIABILITIES	6,490	6,919
NON-CURRENT DEFERRED TAX LIABILITIES	3,317	5,123
LONG-TERM TAXES PAYABLE	3,436	2,958
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock – no par value, 75,000 shares authorized, 31,557 shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively	5,753	4,346
Retained earnings	178,661	185,021
Accumulated other comprehensive income	8,567	7,087

Total stockholders’ equity	192,981	196,454

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$382,375	$390,840

NAUTILUS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2008	2007
NET SALES	$129,601	$136,973
COST OF SALES	73,676	74,458

Gross profit	55,925	62,515

OPERATING EXPENSES:
Selling and marketing	42,230	47,562
General and administrative	19,810	11,410
Research and development	2,205	2,787

Total operating expenses	64,245	61,759

OPERATING INCOME (LOSS)	(8,320)	756
OTHER INCOME (EXPENSE):
Interest income	79	70
Interest expense	(1,237)	(880)
Other income, net	43	95

Total other income (expense)	(1,115)	(715)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(9,435)	41
INCOME TAX EXPENSE (BENEFIT)	(2,554)	50

LOSS FROM CONTINUING OPERATIONS	(6,881)	(9)
DISCONTINUED OPERATIONS:
Gain from discontinued operations	2,376	3,980
Income tax expense from discontinued operations	1,855	1,507

GAIN FROM DISCONTINUED OPERATIONS, net of tax	521	2,473

NET INCOME (LOSS)	$(6,360)	$2,464

EARNINGS (LOSS) PER SHARE FROM CONTINUING OPERATIONS:
BASIC	$(0.22)	$0.00
DILUTED	$(0.22)	$0.00
EARNINGS PER SHARE FROM DISCONTINUED OPERATIONS:
BASIC	$0.02	$0.08
DILUTED	$0.02	$0.08
EARNINGS (LOSS) PER SHARE:
BASIC	$(0.20)	$0.08
DILUTED	$(0.20)	$0.08
WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	31,557	31,508
DILUTED	31,557	31,729